EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-124783, No. 333-176203, and No. 333-258332) on Form S-8 of our reports dated February 25, 2022, with respect to the consolidated financial statements and financial statement schedule II of Morningstar, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Chicago, Illinois
February 25, 2022